Exhibit 99.1

OP Bancorp Announces New Stock Repurchase Program

LOS ANGELES, August 28, 2023 — OP Bancorp (the “Company”) (NASDAQ: OPBK), the holding company of Open Bank (the “Bank”), announced that on August 24, 2023, its Board of Directors approved a new stock repurchase program authorizing the Company to repurchase up to 750,000 shares of its common stock, which is approximately 5% of its outstanding shares.

Shares may be purchased in open market transactions under the safe harbor established under Securities Exchange Act Rule 10b-18, through block trades, in privately negotiated transactions, or by other trading plans as determined by the Company’s management and in accordance with Exchange Act Rule 10b5-1.

The repurchase program may be suspended, terminated, or modified at any time, and if not sooner terminated, the program will terminate on the earlier of December 31, 2024, or the date on which the Company has repurchased the maximum number of shares authorized. The time of purchases and amount of share repurchase may be affected by various factors including market conditions, price, trading volume and regulatory requirements.
About OP Bancorp

OP Bancorp, the holding company for Open Bank (the “Bank”), is a California corporation whose common stock is quoted on the Nasdaq Global Market under the ticker symbol, “OPBK.” The Bank is engaged in the general commercial banking business in Los Angeles, Orange, and Santa Clara Counties, California, and Carrollton, Texas and is focused on serving the banking needs of small- and medium-sized businesses, professionals, and residents with a particular emphasis on Korean and other ethnic minority communities. The Bank currently operates with ten full service branch offices in Downtown Los Angeles, Los Angeles Fashion District, Los Angeles Koreatown, Cerritos, Gardena, Buena Park, and Santa Clara, California and Carrollton, Texas. The Bank also has four loan production offices in Pleasanton, California, Atlanta, Georgia, Aurora, Colorado, and Lynnwood, Washington. The Bank commenced its operations on June 10, 2005 as First Standard Bank and changed its name to Open Bank in October 2010. Its headquarters is located at 1000 Wilshire Blvd., Suite 500, Los Angeles, California 90017. Phone 213.892.9999; www.myopenbank.com Member FDIC, Equal Housing Lender.

Contact

Investor Relations
OP Bancorp
Christine Oh
EVP & CFO
213.892.1192
Christine.oh@myopenbank.com